Exhibit 99.1

STERIS plc Announces Financial Results for Fiscal 2017 Second Quarter

• Second quarter revenue growth of 32%

• Synergy Health integration and cost synergies ahead of plan

• Full year outlook for total revenue growth of 19-20%

• Full year organic revenue growth rate and earnings outlook maintained

LEICESTER, U.K. – (November 2, 2016) – STERIS plc (NYSE: STE) (“STERIS” or the “Company”) today announced financial results for its fiscal 2017 second quarter ended September 30, 2016. Fiscal 2017 second quarter revenue increased 32% to $646.4 million compared with $489.9 million for STERIS Corporation (“Old STERIS”) in the second quarter of fiscal 2016, driven by growth in all four segments. Constant currency organic revenue (see Non-GAAP Financial Measures) growth was 3% for the second quarter of fiscal 2017.

“We are very pleased to be delivering on our strategic initiatives: continue tuck-in acquisitions, divest non-core assets and integrate Synergy Health,” said Walt Rosebrough, President and Chief Executive Officer of STERIS. “Although orders and backlog remain strong, our revenue in the second quarter was somewhat softer than anticipated. Operating margins continue to improve in line with our expectations, and we have confidence in our ability to deliver a strong second half.”

As reported, net income for the second quarter was $40.4 million, or $0.47 per diluted share, compared with net income of $8.7 million, or $0.14 per diluted share in the second quarter of fiscal 2016. Adjusted net income (see Non-GAAP Financial Measures) for the second quarter of fiscal 2017 was $76.4 million, or $0.89 per diluted share, compared with adjusted net income for the previous year’s second quarter of $50.1 million or $0.83 per diluted share.

Second Quarter Segment Results

Healthcare Products revenue grew 5% in the quarter to $304.8 million compared with $291.7 million in the second quarter of fiscal 2016. Consumable revenue grew 15% and service revenue increased 3% during the quarter. Capital equipment revenue declined 1% in the quarter, with record levels of backlog at the end of the quarter.

Healthcare Products operating income was $50.1 million compared with $40.4 million in last year’s second quarter. The increase in profitability was primarily due to operational efficiencies, favorable foreign currency exchange rates and the suspension of the Medical Device Excise Tax.

Healthcare Specialty Services revenue in the quarter was $142.8 million compared with $70.6 million in the second quarter of fiscal 2016, reflecting the addition of Synergy Health and organic volume growth. Healthcare Specialty Services operating income was $2.2 million compared with $5.1 million in last year’s second quarter, primarily due to lower than anticipated revenue and continued investments in Instrument Management Services (IMS).

Fiscal 2017 second quarter revenue for Applied Sterilization Technologies increased to $115.6 million compared with $55.8 million in the same period last year. Revenue benefited from the addition of Synergy Health and increased volume from the segment’s core medical device Customers. Segment operating income increased to $40.8 million in the second quarter of fiscal 2017 compared with operating income of $17.5 million in the same period last year, due primarily to the aforementioned revenue growth.

Life Sciences second quarter revenue grew 15% to $81.5 million compared with $71.0 million in the second quarter of fiscal 2016. Contributing to this growth, consumable revenue grew 16%, service revenue increased 21% and capital equipment revenue grew 6%. Life Sciences operating income was $22.8 million compared with $20.9 million in the prior year’s second quarter, driven by 6% organic revenue growth and recent acquisitions.

Cash Flow

Net cash provided by operations for the first six months of fiscal 2017 was $182.5 million, compared with $79.5 million in fiscal 2016. Free cash flow (see Non-GAAP Financial Measures) for the first six months of fiscal 2017 was $108.9 million compared with $39.6 million in the prior year. The increase in cash flow is primarily due to higher net income and a reduction in acquisition related expenses.

Dividend Announcement

STERIS’s Board of Directors has authorized a quarterly interim dividend of $0.28 per share. The dividend is payable December 21, 2016 to shareholders of record at the close of business on November 23, 2016.

Outlook

The Company is maintaining its outlook of approximately 6% constant currency organic revenue growth for fiscal 2017. Primarily reflecting divestitures, the Company is reducing its total revenue growth expectations to approximately 19-20% for fiscal 2017, compared to prior expectations of 22-23% revenue growth. Despite the decline in total revenue, the Company is maintaining its original outlook for adjusted earnings per diluted share in the range of $3.85 - $4.00 for fiscal 2017. Included in this outlook is the net impact of acquisitions and divestitures as well as the assumption of $20 million in cost savings related to the Synergy combination.

The Company has based its outlook on six-month forward rates as of September 30, 2016, and continues to anticipate an adjusted effective tax rate of approximately 25% in fiscal 2017. Free cash flow is expected to be approximately $250 million.

Conference Call

As previously announced, STERIS management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-800-369-8428 in the United States and Canada, and 1-773-799-3378 internationally, then referencing the password “STERIS”.

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. Eastern time today, either over the Internet at www.steris-ir.com or via phone by calling 1-800-308-4030 in the United States and Canada, and 1-203-369-3241 internationally.

About STERIS

STERIS’s mission is to help our Customers create a healthier and safer world by providing innovative healthcare and life science product and service solutions around the globe. For more information, visit www.steris.com.

Investor Contact:

Julie Winter, Director, Investor Relations

Julie_Winter@steris.com

+1 440 392 7245

Media Contact:

Stephen Norton, Senior Director, Corporate Communications

Stephen_Norton@steris.com

+1 440 392 7482

Non-GAAP Financial Measures

Adjusted net income, free cash flow and constant currency organic revenue are non-GAAP measures that may be used from time to time and should not be considered replacements for GAAP results. Non-GAAP financial measures are presented in this release with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. The Company believes that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures, provides a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure.

Adjusted net income excludes the amortization of intangible assets acquired in business combinations, acquisition-related transaction costs, integration costs related to acquisitions, and certain other unusual or non-recurring items. STERIS believes this measure is useful because it excludes items that may not be indicative of or are unrelated to our core operating results and provides a baseline for analyzing trends in our underlying businesses.

The Company defines free cash flow as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net capital expenditures, plus proceeds from the sale or property, plant, equipment, and intangibles. STERIS believes that free cash flow is a useful measure of the Company’s ability to fund future principal debt repayments and growth outside of core operations, pay cash dividends, and repurchase ordinary shares.

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in foreign currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in foreign currency exchange rates is calculated by translating current year results at prior year average foreign currency exchange rates.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales, gross profit, operating income, net earnings and net earnings per diluted share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of the business. The Company strongly encourage investors and shareholders to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Forward-Looking Statements

This release and the conference call may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to STERIS or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date the statement is made and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals or the application or interpretation thereof. Other risk factors are described in STERIS’s securities filings, including Item 1A of STERIS’s Annual Report on Form 10-K for the year ended March 31, 2016. Many of these important factors are outside of STERIS’s control. No assurances can be provided as to any result or the timing of any outcome regarding matters described in STERIS’s securities filings or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, cost reductions, business strategies, earnings or revenue trends or future financial results. References to products are summaries only and should not be considered the specific terms of the product clearance or literature. Unless legally required, STERIS does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) STERIS’s ability to meet expectations regarding the accounting and tax treatments of the Combination (the “Combination”) with STERIS Corporation and Synergy Health plc (“Synergy”), (b) the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in connection with the Combination within the expected time-frames or at all and to successfully integrate the operations of the companies, (c) the integration of the operations of the companies being more difficult, time-consuming or costly than expected, (d) operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) being greater than expected following the transaction, (e) the retention of certain key employees of Synergy being difficult, (f) changes in tax laws or interpretations that could increase our consolidated tax liabilities, including, changes in tax laws that would result in STERIS being treated as a domestic corporation for United States federal tax purposes, (g) the potential for increased pressure on pricing or costs that leads to erosion of profit margins, (h) the possibility that market demand will not develop for new technologies, products or applications or services, or business initiatives will take longer, cost more or produce lower benefits than anticipated, (i) the possibility that application of or compliance with laws, court rulings, certifications, regulations, regulatory actions, including without limitation those relating to FDA warning notices or letters, government investigations, the outcome of any pending FDA requests, inspections or submissions, or other requirements or standards may delay, limit or prevent new product introductions, affect the production and marketing of existing products or services or otherwise affect STERIS’s performance, results, prospects or value, (j) the potential of international unrest, economic downturn or effects of currencies, tax assessments, adjustments or anticipated rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs, (k) the possibility of reduced demand, or reductions in the rate of growth in demand, for STERIS’s products and services, (l) the possibility that anticipated growth, cost savings, new product acceptance, performance or approvals, or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with STERIS’s businesses, industry or initiatives including, without limitation, those matters described in STERIS’s 10-K for the year ended March 31, 2016 and other securities filings, may adversely impact STERIS’s performance, results, prospects or value, (m) the impact on STERIS and its operations of the “Brexit vote,” (n) the possibility that anticipated financial results or benefits of recent acquisitions, including the Combination, or of STERIS’s restructuring efforts, or of recent divestitures will not be realized or will be other than anticipated and (o) the effects of the contractions in credit availability, as well as the ability of STERIS’s Customers and suppliers to adequately access the credit markets when needed.

STERIS plc

Consolidated Condensed Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$646,415	$489,897	$1,284,793	$929,799
Cost of revenues	398,507	280,535	796,895	536,070
Cost of revenues—Restructuring	—	41	—	318

Cost of revenues, net	398,507	280,576	796,895	536,388

Gross profit	247,908	209,321	487,898	393,411
Operating expenses:
Selling, general, and administrative	163,680	172,459	315,566	299,294
Research and development	14,617	14,255	29,045	28,020
Restructuring expense	48	(56)	202	(782)

Total operating expenses	178,345	186,658	344,813	326,532

Income from operations	69,563	22,663	143,085	66,879
Non-operating expense, net	10,640	7,258	21,217	12,896
Income tax expense	18,721	7,154	32,955	21,421

Net income	$40,202	$8,251	$88,913	$32,562

Net income attributable to noncontrolling interest	(214)	(436)	95	(416)

Net income attributable to shareholders	$40,416	$8,687	$88,818	$32,978

Earnings per common share (EPS) data:
Basic	$0.47	$0.15	$1.03	$0.55

Diluted	$0.47	$0.14	$1.03	$0.55

Cash dividends declared per share outstanding	$0.28	$0.25	$0.53	$0.48
Weighted average number of shares outstanding used in EPS computation:
Basic number of shares outstanding	85,851	59,897	85,944	59,832
Diluted number of shares outstanding	86,333	60,370	86,426	60,328

STERIS plc

Consolidated Condensed Balance Sheets

(In thousands)

	September 30,	March 31,
	2016	2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$254,351	$248,841
Accounts receivable, net	441,294	471,523
Inventories, net	209,935	192,792
Other current assets	50,616	59,369

Total Current Assets	956,196	972,525
Property, plant, and equipment, net	1,039,783	1,064,319
Goodwill and intangible assets, net	3,181,463	3,279,942
Other assets	33,183	29,630

Total Assets	$5,210,625	$5,346,416

Liabilities and Equity
Current liabilities:
Accounts payable	$116,350	$139,572
Other current liabilities	253,996	261,034

Total Current Liabilities	370,346	400,606
Long-term debt	1,504,192	1,567,796
Other liabilities	326,524	339,122
Equity	3,009,563	3,038,892

Total Liabilities and Equity	$5,210,625	$5,346,416

STERIS plc

Segment Data

Financial information for each of the segments is presented in the following table. The accounting policies for reportable segments are the same as those for the consolidated Company. Operating income (loss) for each segment is calculated as the segment’s gross profit less direct expenses and indirect cost allocations, which results in the full allocation of all distribution and research and development expenses, and the partial allocation of corporate costs. These allocations are based upon variables such as segment headcount and revenues. In addition, the Healthcare Products segment is responsible for the management of all but two manufacturing facilities and uses standard cost to sell products to the other segments. Corporate and other includes the gross profit and direct expenses of the Defense and Industrial business unit, as well as certain unallocated corporate costs related to being a publicly traded company and legacy pension and post-retirement benefits. Adjustments include acquisition related costs, amortization of acquired intangibles, restructuring costs and other charges that management believes may or may not recur with similar materiality or impact on operating income in future periods. Management believes that by adjusting for these items they gain better insight and greater transparency of the operating performance of the segments, thus aiding them in more meaningful financial trend analysis and operational decision making.

	Three Months Ended		Six Months Ended
	September 30,		September 30,
(In thousands)	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Segment Revenues:
Healthcare Products	$304,797	$291,724	$586,095	$552,809
Healthcare Specialty Services	142,775	70,565	300,663	138,807
Life Sciences	81,485	71,040	162,674	127,812
Applied Sterilization Technologies	115,601	55,839	232,174	109,528

Total Reportable Segments	644,658	489,168	1,281,606	928,956
Corporate and Other	1,757	729	3,187	843

Total Segment Revenues	$646,415	$489,897	$1,284,793	$929,799

Segment Operating Income:
Healthcare Products	$50,098	$40,414	$84,737	$69,764
Healthcare Specialty Services	2,175	5,092	5,493	8,992
Life Sciences	22,772	20,883	47,234	34,333
Applied Sterilization Technologies	40,761	17,493	80,364	34,036

Total Reportable Segments	115,806	83,882	217,828	147,125
Corporate and Other	(4,741)	(4,034)	(5,237)	(5,932)

Total Segment Operating Income	$111,065	$79,848	$212,591	$141,193
Less: Adjustments
Amortization of inventory and property “step up” to fair value	1,385	21	4,471	32
Amortization and impairment of acquired intangible assets	17,779	6,682	37,308	12,703
Acquisition and integration related charges	6,638	23,982	11,873	35,528
Loss (gain) on fair value adjustment of acquisition related contingent consideration	1,850	—	1,850	—
Net loss on divestiture of businesses	13,802	—	13,802	—
Settlement of pension obligation	—	26,515	—	26,515
Restructuring charges	48	(15)	202	(464)

Total operating income	$69,563	$22,663	$143,085	$66,879

STERIS plc

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Six Months Ended
	September 30,
	2016	2015
	(Unaudited)	(Unaudited)
Operating Activities:
Net income	$88,913	$32,562
Non-cash items	123,507	65,007
Changes in operating assets and liabilities	(29,909)	(18,097)

Net cash provided by operating activities	182,511	79,472
Investing Activities:
Purchases of property, plant, equipment, and intangibles, net	(73,866)	(39,928)
Proceeds from sale of property, plant, equipment and intangibles	240	38
Proceeds from the sale of businesses	131,586	—
Purchases of investments	(6,356)	—
Acquisition of businesses, net of cash acquired	(64,872)	(220,840)

Net cash used in investing activities	(13,268)	(260,730)
Financing Activities:
Proceeds from issuance of long-term obligations	—	350,000
Payments on long-term obligations	(10,000)	—
(Payments) proceeds under credit facilities, net	(47,646)	(139,750)
Acquisition related contingent consideration	(6,000)	—
Deferred financing fees and debt issuance costs	—	(2,426)
Repurchases of shares	(59,895)	(12,974)
Cash dividends paid to shareholders	(45,585)	(28,740)
Stock option and other equity transactions, net	13,007	8,111
Proceeds from issuance of equity to minority shareholders	5,022	—
Excess tax benefit from share-based compensation	—	4,676

Net cash provided by financing activities	(151,097)	178,897
Effect of exchange rate changes on cash and cash equivalents	(12,636)	(3,141)

Increase (decrease) in cash and cash equivalents	5,510	(5,502)
Cash and cash equivalents at beginning of period	248,841	167,689

Cash and cash equivalents at end of period	$254,351	$162,187

The following table presents a financial measure which is considered to be “non-GAAP financial measures” under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to fund future debt principal repayments, growth outside of core operations, repurchase shares, and pay cash dividends. STERIS’s calculation of free cash flow may vary from other companies.

	Six Months Ended
	September 30,
	2016	2015
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow:
Cash flows from operating activities	$182,511	$79,472
Purchases of property, plant, equipment, and intangibles, net	(73,866)	(39,928)
Proceeds from the sale of property, plant, equipment, and intangibles	240	38

Free Cash Flow	$108,885	$39,582

Twelve Months Ended
March 31,
2017
(Outlook)*
Calculation of free cash flow for outlook:
Cash flows from operating activities	$440,000
Purchases of property, plant, equipment, and intangibles, net	(190,000)

Free Cash Flow	$250,000

*	All amounts are estimates.

STERIS plc

Non-GAAP Financial Measures

(In thousands, except per share data)

Non-GAAP financial measures are presented with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.

Management and the Board of Directors believe that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures and the reconciliation to the corresponding GAAP financial measures, provide the reader with a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. It is important for the reader to note that the non-GAAP financial measure used may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

	Three months ended September 30, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	GAAP growth	Organic growth	Constant currency organic growth
	2016	2015	2016	2015	2016	2016	2016	2016
Segment Revenues:
Healthcare Products	$304,797	$291,724	$12,917	$(2,666)		4.5%	1.0%
Healthcare Specialty Services	142,775	70,565	69,570	—		102.3%	3.7%
Life Sciences	81,485	71,040	6,135	—		14.7%	6.1%
Applied Sterilization Technologies	115,601	55,839	58,015	—		107.0%	3.1%
Corporate and Other	1,757	729	—	—		141.0%	141.0%

Total	$646,415	$489,897	$146,637	$(2,666)	$(3,187)	31.9%	2.6%	3.2%

	Six months ended September 30, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	GAAP growth	Organic growth	Constant currency organic growth
	2016	2015	2016	2015	2016	2016	2016	2016
Segment Revenues:
Healthcare Products	$586,095	$552,809	$24,586	$(2,666)		6.0%	2.1%
Healthcare Specialty Services	300,663	138,807	156,123	—		116.6%	4.1%
Life Sciences	162,674	127,812	20,255	—		27.3%	11.4%
Applied Sterilization Technologies	232,174	109,528	117,108	—		112.0%	5.1%
Corporate and Other	3,187	843	1,220	—		278.1%	133.4%

Total	$1,284,793	$929,799	$319,292	$(2,666)	$(4,954)	38.2%	4.1%	4.7%

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in foreign currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in foreign currency exchange rates is calculated by translating current year results at prior year average foreign currency exchange rates.

	Three months ended September 30, (unaudited)
	Gross Profit		Income from Operations		Net income attributable to shareholders*		Diluted EPS
	2016	2015	2016	2015	2016	2015	2016	2015
GAAP	$247,908	$209,321	$69,563	$22,663	$40,416	$8,687	$0.47	$0.14
Adjustments:
Amortization of inventory and property “step up” to fair value	1,385	—	1,385	21
Amortization and impairment of purchased intangible assets	—	—	17,779	6,682
Acquisition and integration related charges	—	—	6,638	23,982
Loss (gain) on fair value adjustment of acquisition related contingent consideration	—	—	1,850	—
Net loss on divestiture of businesses	—	—	13,802	—
Settlement of pension obligation	—	—	—	26,515
Restructuring charges	—	41	48	(15)
Net impact of adjustments after tax					36,029	41,444
Net EPS impact							0.42	0.69

Adjusted	$249,293	$209,362	$111,065	$79,848	$76,445	$50,131	$0.89	$0.83

	Six months ended September 30, (unaudited)
	Gross Profit		Income from Operations		Net income attributable to shareholders*		Diluted EPS
	2016	2015	2016	2015	2016	2015	2016	2015
GAAP	$487,898	$393,411	$143,085	$66,879	$88,818	$32,978	$1.03	$0.55
Adjustments:
Amortization of inventory and property “step up” to fair value	4,471	—	4,471	32
Amortization and impairment of purchased intangible assets	—	—	37,308	12,703
Acquisition and integration related charges	745	—	11,873	35,528
Loss (gain) on fair value adjustment of acquisition related contingent consideration	—	—	1,850	—
Net loss on divestiture of businesses	—	—	13,802
Settlement of pension obligation	—	—	—	26,515
Restructuring charges	—	318	202	(464)
Net impact of adjustments after tax					56,018	54,396
Net EPS impact							0.65	0.90

Adjusted	$493,114	$393,729	$212,591	$141,193	$144,836	$87,374	$1.68	$1.45

*	The tax expense (benefit) includes both the current and deferred income tax impact of the adjustments.

FY 2017 Outlook

Twelve months ended
March 31, 2017
(Outlook)**
Net Income per diluted share	$2.57-2.72
Amortization of inventory and property “step up” to fair value	0.07
Amortization and impairment of purchased intangible assets	0.62
Acquisition and integration related charges	0.25
Loss (gain) on fair value adjustment of acquisition
related contingent consideration	0.02
Net loss on divestiture of businesses	0.32

Adjusted net income per diluted share	$3.85-4.00

**	All amounts are estimates.

STERIS plc

Unaudited Supplemental Financial Data

Second Quarter Fiscal 2017

As of or for the periods ended September 30, 2016 and 2015

	FY 2017	FY 2016	FY 2017	FY 2016
Total Company Revenues	Q2	Q2	YTD	YTD
Capital Equipment	$152,640	$152,038	$278,725	$270,258
Consumables	$139,576	$122,107	$285,241	$236,194
Service	$354,199	$215,752	$720,827	$423,347

Total Recurring	493,775	337,859	1,006,068	659,541

Total Revenues	$646,415	$489,897	$1,284,793	$929,799

United Kingdom Revenues	$53,369	$11,746	$123,808	$21,915
United Kingdom Revenues as a % of Total	8%	2%	10%	2%
United States Revenues	$450,513	$395,220	$878,618	$755,689
United States Revenues as a % of Total	70%	81%	68%	81%
International Revenues	$142,533	$82,931	$282,367	$152,196
International Revenues as a % of Total	22%	17%	22%	16%

Segment Data	Q2	Q2	YTD	YTD
Healthcare Products
Revenues
Capital Equipment	$128,020	$129,658	$230,198	$231,896
Consumables	101,492	88,593	206,490	175,807
Service	75,285	73,473	149,407	145,107

Total Recurring	176,777	162,066	355,897	320,914

Total Healthcare Products Revenues	$304,797	$291,724	$586,095	$552,809

Segment Operating Income	50,098	40,414	84,737	69,764

Healthcare Specialty Services

Healthcare Services Revenues	$142,775	$70,565	$300,663	$138,807

Segment Operating Income	2,175	5,092	5,493	8,992

Life Sciences
Revenues
Capital Equipment	$21,475	$20,318	$42,158	$34,820
Consumables	34,851	29,994	72,351	53,087
Service	25,159	20,728	48,165	39,905

Total Recurring	60,010	50,722	120,516	92,992

Total Life Sciences Revenues	$81,485	$71,040	$162,674	$127,812

Segment Operating Income	22,772	20,883	47,234	34,333

Applied Sterilization Technologies
Service Revenues	$115,601	$55,839	$232,174	$109,528

Segment Operating Income	$40,761	$17,493	$80,364	$34,036
Corporate and Other
Revenues	$1,757	$729	$3,187	$843
Operating Income (Loss)	(4,741)	(4,034)	(5,237)	(5,932)

Other Data	Q2	Q2	YTD	YTD
Healthcare Products Backlog	$152,107	$136,033	n/a	n/a
Life Sciences Backlog	40,996	47,325	n/a	n/a

Total Backlog	$193,103	$183,358	n/a	n/a
GAAP Income Tax Rate	31.8%	46.4%	27.0%	39.7%
Adjusted Income Tax Rate	24.1%	31.5%	24.3%	32.2%
Free Cash Flow	$59,400	$21,919	$108,885	$39,582

Net Debt	$1,249,841	$667,631	n/a	n/a

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company’s most recent 10-K for definitions (and reconciliation where appropriate) of adjusted measures, backlog, free cash flow and net debt.